Exhibit (10.2)

COOPER TIRE & RUBBER COMPANY

NONQUALIFIED SUPPLEMENTARY BENEFIT PLAN

Amended and Restated as of January 1, 2013

i

COOPER TIRE & RUBBER COMPANY

NONQUALIFIED SUPPLEMENTARY BENEFIT PLAN

Amended and Restated as of January 1, 2013

Article I. Purpose and Definitions

1.1.	Purpose. This is the Cooper Tire & Rubber Company Nonqualified Supplementary Benefit Plan, amended and restated as of January 1, 2013 (“Plan”). The purpose of the Plan is, as contemplated by Section 3(36) of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and as contemplated in various employment agreements, to compensate for the loss of:

a.	Retirement benefits and certain death benefits under the Retirement Plan, and/or

b.	Matching Contributions and Discretionary Contributions under the Savings Plan,

when benefits under the qualified plans maintained by the Company are limited due to (i) Section 415, Section 401(a)(17), Section 401(k) or Section 401(m) of the Internal Revenue Code of 1986, as amended (“Code”), or (ii) certain provisions in the Company’s qualified plans.

1.2.	Definitions. The following terms, when capitalized, shall have the designated meanings set forth below unless a different meaning is plainly required by the context:

a.	“Administrator” shall have the meaning set forth in Section 3.1 of the Plan.

b.	“Beneficiary” shall have the meaning set forth in Section 4.2 of the Plan.

c.	“Board of Directors” means the Board of Directors of the Company.

d.	“Change in Control” means the occurrence of any of the events as defined in the Cooper Tire & Rubber Company Change in Control Severance Pay Plan (Amended and Restated as of August 4, 2010) as amended from time to time (the “CIC Plan”) including a Potential Change in Control as defined in the CIC Plan.

e.	“Committee” means the Compensation Committee of the Board of Directors.

f.	“Company” means Cooper Tire & Rubber Company, a Delaware corporation, and any subsidiary thereof which may be added to the Plan by action of the Committee. Exhibit A to the Plan reflects the subsidiaries currently approved to participate in the Plan.

g.	“Company Common Stock” means Common Stock of Cooper Tire & Rubber Company, $1 par value per share.

h.	“Employee” means any person who is regularly employed on a salaried basis by the Company.

i.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

j.	“Participant” means any Employee who is a participant in the Retirement Plan and/or the Savings Plan who has been designated by the Committee as a member of a select group of management and highly compensated employees eligible to participate in the Plan, and whose aggregate benefits therefrom are limited by (i) Section 415, Section 401(a)(17), Section 401(k) or Section 401(m) of the Code, or (ii) certain provisions in the qualified plans.

k.	“Plan” means the Cooper Tire & Rubber Company Nonqualified Supplementary Benefit Plan, as amended and restated as of January 1, 2013.

l.	“Retirement Plan” means the Cooper Tire & Rubber Company Spectrum Retirement Plan, as amended or restated from time to time.

m.	“Savings Plan” means the Cooper Tire & Rubber Company Spectrum Investment Savings Plan, as amended or restated from time to time.

n.	“Specified Employee” means any Participant designated by the Company as such in accordance with Treasury Regulation 1.409A-1(i) on December 31 each year for the following year.

Article II. Benefits Under the Plan

2.1.	Deferral of Supplemental Retirement Plan and Savings Plan Benefits. This is a nonelective deferred compensation plan in which a Participant is not provided an opportunity to elect the time and form of distribution of the deferred compensation. The deferral of the amounts calculated pursuant to Sections 2.2 and 2.3 below is automatic as a result of the irrevocable election made by the Administrator no later than December 31 of the calendar year immediately preceding the calendar year in which such amounts are earned and such election will automatically renew each calendar year thereafter unless changed by the Administrator no later than December 31 to be effective for the following year.

2.2.	Amount of Supplemental Retirement Plan Benefit. The amount of Retirement Plan benefits that a Participant or Beneficiary is entitled to receive under this Plan as a supplement to retirement benefits under the Retirement Plan shall be equal to the excess of Amount 2.2.a. over Amount 2.2.b. below.

Amount 2.2.a.

The benefit which such Participant or Beneficiary is entitled to receive under the Retirement Plan as of the date on which the Participant’s termination of employment with the Company occurs, computed without giving effect to the limitations imposed by Section 415 and Section 401(a)(17) of the Code; less

Amount 2.2.b.

The benefit which such Participant or Beneficiary is entitled to receive under the Retirement Plan as of the date described in Section 2.2.a. computed giving effect to the limitations imposed by Section 415 and Section 401(a)(17) of the Code.

Notwithstanding the foregoing, however, no retirement benefits shall be paid under the Plan to or with respect to any Participant who receives a payment, under an agreement with the Company (or any successor to the Company) or under any plan, program or arrangement of the Company (or any successor to the Company), the amount of which is calculated to be the actuarial equivalent of the retirement benefit that the Participant has accrued (prior to such payment) under this Plan.

2.3.	Amount of Supplemental Savings Plan Benefit. The benefits that a Participant or Beneficiary is entitled to receive under the Plan as a supplement to benefits under the Savings Plan shall be equal to the excess of Amount 2.3.a. over Amount 2.3.b. below for each calendar year in which the Plan is in effect, aggregated for all such years, plus the investment return as specified in Section 2.4 below:

Amount 2.3.a.

The amount of Matching Contributions and Discretionary Contributions under the Savings Plan that would have been credited to the Participant’s account if the limitations imposed by Section 415, Section 401(a)(17), Section 401(k) and Section 401(m) of the Code were not given effect for each such year described in the first paragraph of this section; less

Amount 2.3.b.

The amount of Matching Contributions and Discretionary Contributions actually credited to the Participant’s Savings Plan account in each such year described in the first paragraph of this section.

2.4.	Investment Return on Supplemental Savings Benefits. The investment return to be included in the calculation of benefits under Section 2.3 shall begin to accrue with respect to supplemental benefits determined for any year on the first business day in March in the following year and shall be calculated (a) with interest as if invested in the Short-Term Fixed Income investment option under the Savings Plan until paid, or (b) at the Participant’s election from time to time with respect to all or any part of his or her supplemental savings plan account or future accruals thereto, as if invested in any other investment options available under the Savings Plan.

Current and future allocations among the investment alternatives specified above shall be directed by each Participant in accordance with procedures established by the Administrator. If a Participant fails to provide any such investment instructions, all amounts credited to his or her supplemental savings plan account under this Plan shall be deemed to be invested in the Short-Term Fixed Income investment option under the Savings Plan.

Subject to the Company’s general policies on insider trading in Company Common Stock, Participants may elect to give directions or modify previous directions for the investment of his or her supplemental savings plan account in the following respects by giving such advance written notice to the Company as the Administrator shall require:

a.	The Participant may give or modify directions for the deemed investment of amounts to be credited to his or her notional account as of or after any future date among the investment options available under the Savings Plan; and

b.	The Participant may elect to have the notional balance in his or her supplemental savings plan account then deemed to be held in the Short Term Fixed Income investment option under the Savings Plan (or any identified fraction or dollar amount he or she designates) invested among the other investment options available under the Savings Plan.

Any such election will be subject to the Company’s policies on insider trading in Company Common Stock and shall be subject to the prior approval of the Administrator. The Administrator may reject a proposed election if the Administrator determines in good faith that the election would violate the Company’s insider trading policy or would subject the Participant to liability under Section 16(b) of the Securities Exchange Act of 1934, as amended.

If a Participant desires that deemed acquisitions or dispositions of Company Common Stock to or from his or her supplemental savings plan account, other than discretionary intra-plan transfers to or from the other investment options available under the Savings Plan, be exempt from potential stock trading liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, the Participant may provide in his or her written investment instructions that such deemed acquisitions or dispositions of Company Common Stock shall be subject to and conditioned on the satisfaction of the approval requirements relating to such transactions set forth in subsections (d) and (e) of Rule 16b-3 of the Securities and Exchange Commission.

2.5.	Payment of Supplemental Benefits. Payment of supplemental benefits hereunder shall be accomplished by means of unfunded payments directly from the Company or from any grantor trust established by the Company to fund such payments.

Payment of supplemental benefits shall be made in cash in a single sum payment no later than March 15 of the year following the Participant’s termination of employment with the Company; provided, however, that notwithstanding the foregoing, no distribution shall be made to a Specified Employee by reason of termination of employment until six months after the date the Specified Employee’s employment terminated. Payment shall be made to the Specified Employee within 30 days after the lapse of such six-month period.

Article III. Administration of the Plan

3.1.	Administrator. The operation of the Plan, with respect to Participants herein and their Beneficiaries, shall be administered by a committee consisting of one or more persons who shall be appointed by and serve at the pleasure of the Committee (“Administrator”).

3.2.	Powers and Discretion of Administrator. The Administrator shall have full authority to administer the Plan according to its terms and to make, amend and interpret all appropriate rules and regulations for the administration of the Plan. The Administrator shall have discretionary authority to interpret the terms of the Plan and the amount of benefits payable to any Participant under the Plan. Any determination of the Administrator with respect to the Plan shall be conclusive as to the Company, any Participant and any Beneficiary.

3.3.	Actuary. The Administrator may employ an actuary to advise the Company and the Administrator as to actuarial matters relating to administration of the Plan.

3.4.	Claims Procedure.

c.	A Participant or his Beneficiary (the “Claimant”) may file a written claim for payments under this Plan with the Administrator. Except under special circumstances, such claims shall be approved or denied within 90 days. Any denial of such claim shall be by written notice from the Administrator stating:

(5)	the specific reason for the denial;

(6)	the specific provisions of the Plan or related agreements on which the denial is based;

(7)	a description of any additional material or information necessary for the Claimant to perfect the claim, along with an explanation as to why such material or information is necessary; and

(8)	information as to how the Claimant may submit the claim to the Administrator for review.

d.	The Claimant, within 90 days of such notice, may file with the Administrator a written request for a review of the denial. Except under special circumstances, the Administrator’s decision on review shall be made within 60 days of the request. Such decision shall be by a written notice stating the reasons for the decision, and such decision shall be final.

Article IV. General Conditions

4.1.	Amendment and Termination. The Committee at any time may amend or terminate the Plan, in whole or in part. However, no such amendment or termination shall adversely affect (a) the benefit under this Plan of any Participant or his or her Beneficiary then being received or entitled to be received or (b) the right of any other Participant to receive upon retirement, or his or her Beneficiary to receive upon such Participant’s death, that amount of benefit as would have been received under the Plan if the employment of the Participant had been terminated immediately prior to the adoption of the amendment or termination of the Plan.

4.2.	Designation of Beneficiary. Each Participant shall have the right at any time to designate, or to rescind or change such designation of, a primary and a contingent beneficiary to receive benefits payable in the event of the Participant’s death. Such designation, or rescission or change of designation, shall be made in writing and shall be filed with the Administrator. The designation shall be effective as of the date filed with the Administrator and shall be controlling over any disposition by will or otherwise. In the event that a Participant fails to so designate any beneficiary, or in the event there shall be no beneficiary so designated by such Participant living at the time of such Participant’s death, then and in either of said events, any such benefits shall be paid in one lump sum to the person or persons designated as the Participant’s beneficiary under the Savings Plan, or, if none, comprising the first surviving class of the following classes:

a.	The Participant’s widow or widower.

b.	The Participant’s surviving children.

c.	The Participant’s surviving parents.

d.	The Participant’s surviving brothers and sisters.

e.	The executor or administrator of the Participant’s estate.

4.3.	Effect on Qualified Plans. The adoption, administration, amendment or termination of the Plan shall have no effect upon the Retirement Plan, the Savings Plan, or any other of the Company’s qualified plans.

4.4.	Non-Assignability of Right to Receive Benefits. The right to receive benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process; and if any attempt is made to do so, or a person eligible for any benefit becomes bankrupt, the interest under the Plan of the person affected may be terminated by the Administrator and the Administrator may cause the same to be held or applied for the benefit of such person or one or more of his or her dependents in such manner as it deems proper. In particular, the right to receive benefits under the Plan may not be assigned to a spouse or ex-spouse of the Participant or other person under the terms of a court order that purports to be a Qualified Domestic Relations Order under Section 414(p) of the Code.

4.5.	Not an Employment Contract. This Plan does not give to any Participant the right to continued employment with the Company or otherwise enlarge or affect employment status or rights. All Participants remain subject to: change of salary, transfer, change of job, discipline, layoff, discharge or any other change of employment status, the same as if the Plan had not been adopted.

4.6.	Applicable Law; Construction. All questions pertaining to the construction, validity and effect of the provisions hereof are to be determined in accordance with the laws of the State of Ohio. Article and section headings are for convenience only and shall not be considered as part of the terms and provisions of the Plan. Words in the masculine gender shall include the feminine, and the singular shall include the plural, and vice versa, unless qualified by the context.

4.7.	Non-Funded Plan. The entire cost of the Plan will be paid from the general assets of the Company. It is the intent of the Company to pay benefits under the Plan as they become due. No liability for the payment of benefits under the Plan shall be imposed upon any officer, director, employee or stockholder of the Company. Nothing in the Plan shall preclude the Company from setting aside amounts in a trust pursuant to one or more trust agreements between a trustee and the Company (such as the Company’s Master Grantor Trust). However, Participants, and their beneficiaries, heirs, successors and assigns, shall have no secured interest or claim in any property or assets of the Company or such trust. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay future benefits.

4.8.	Funding Upon Change in Control. In the event of a Change in Control, an amount equal to all then undistributed benefits under the Plan shall be promptly deposited by the Company, to the extent it has not previously done so, into the Company’s Master Grantor Trust as provided in the CIC Plan. All applicable provisions of paragraph 6 of such plan shall apply to any funding under this Plan.

4.9.	Not a Qualified Plan. This Plan is not intended to be a qualified pension plan or to be a pension benefit or welfare benefit plan subject to ERISA. The Plan is intended to be a so-called “top-hat” plan that is not a qualified plan within the meaning of Section 401(a) of the Code and that is unfunded, and maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be administered and interpreted in a manner consistent with this intent.

4.10.	Effect on Contractual Rights. This Plan shall not interfere with, reduce or otherwise adversely affect any contractual right of a Participant or his/her Beneficiary with respect to retirement of the Participant, or relieve the Company of any contractual obligations to a Participant or his/her Beneficiary with respect to retirement of the Participant, except to the extent of payments made under this Plan.

4.11.	Severability. If any provisions of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

4.12.	Effective Date. This Plan, as amended and restated herein, shall be effective as of January 1, 2013, and shall supersede the Plan as amended and restated as of January 1, 2008.

IN WITNESS WHEREOF, Cooper Tire & Rubber Company has caused the Plan to be executed as of the day and year first above written:

COOPER TIRE & RUBBER COMPANY

By:	/s/ Brenda S. Harmon
Brenda S. Harmon
Senior Vice President
Chief Human Resources Officer

COOPER TIRE & RUBBER COMPANY

NONQUALIFIED SUPPLEMENTARY BENEFIT PLAN

Amended and Restated as of January 1, 2013

EXHIBIT A

ATTACHMENT TO SECTION 1.2(f) – SUBSIDIARIES

1)	CTBX Company

2)	Max-Trac Tire Co., Inc.

3)	Mickey Thompson Performance Racing Inc.